Exhibit 4.23
EXECUTION COPY
Dated 30th August 2008
HARD ROCK HOLDINGS LIMITED
AND
MELCO CROWN (COD) DEVELOPMENTS LIMITED
AND
MELCO CROWN COD (HR) HOTEL LIMITED

NOVATION AGREEMENT
in respect of Hotel Trademark
License Agreement

THIS NOVATION AGREEMENT is made on 30th day of August 2008
BETWEEN
(1)	Hard Rock Holdings Limited a corporation of the United Kingdom (“the Licensor”);
(2)
Melco Crown (COD) Developments Limited (formerly known as Melco Hotels and Resorts (Macau) Limited) a company incorporated under the laws of Macau whose registered office is at Avenida Xian Xing Hai, No. 105, Zhu Kuan Building, 19th floor, A-C e K-N, Macau (the “Old Licensee”); and

(3)
Melco Crown COD (HR) Hotel Limited a company incorporated under the laws of Macau whose registered office is at Avenida Xian Xing Hai, No. 105, Zhu Kuan Building, 19th floor, A-C e K-N, Macau (the “New Licensee”).

WHEREAS
(A)
By a hotel trademark license agreement dated 22nd January 2007 (the “License Agreement”) the Licensor granted to the Old Licensee certain rights to use intellectual property in connection with the operation of a Hard Rock Hotel (as defined therein) at a specified licensed location.

(B)
The Old Licensee wishes to be released and discharged from the License Agreement and the New Licensee wishes to take up the rights and benefits of the License Agreement and to assume the obligations and liabilities of the Old Licensee under the License Agreement whether arising on or before or after the date hereof.

(C)
The Licensor has agreed to release and discharge the Old Licensee upon the terms that, inter alia, the New Licensee undertakes to perform the License Agreement in lieu of the Old Licensee and agrees to be bound by the terms and conditions of the License Agreement.

NOW IT IS HEREBY AGREED
In consideration of HK$100 paid by each of the Licensor and the Old Licensee to the New Licensee, receipt and sufficiency of which the New Licensee hereby acknowledges:
1.	NOVATION
1.1
The New Licensee hereby undertakes to observe, perform, discharge and be bound by the terms, conditions and covenants of the License Agreement (including all the liabilities and obligations of the Old Licensee arising under the License Agreement, whether actual, contingent or otherwise, and whether arising on or before or after the date hereof) in every way as if the New Licensee were, and had originally been, a party to the License Agreement in place of the Old Licensee.

1.2
The Licensor hereby releases and discharges the Old Licensee from the performance of the License Agreement and from all obligations, liabilities, claims and demands howsoever arising under or in relation to the License Agreement and accepts, the obligations and liabilities of the New Licensee under the License Agreement in place of the liabilities and obligations of the Old Licensee and the Licensor agrees to observe, perform, discharge and be bound by the terms and conditions and covenants of the License Agreement in every way as if the New Licensee were, and had originally been, a party to the License Agreement in place of the Old Licensee.

1.3
The Licensor covenants not to bring any suit, action or proceeding or make any demand or claim of any type against the Old Licensee relating to or in connection with the License Agreement or the relationship created thereby. Such release and discharge in Clause 1.2 being without prejudice to the liabilities and obligation of New Licensee to the Licensor under the License Agreement as novated by this Novation Agreement. Nothing in this provision shall affect the Licensor’s, Old Licensee’s or New Licensee’s right to make claims or bring an action for breach of this Novation Agreement.

1.4
The Old Licensee hereby releases and discharges the Licensor from the performance of the License Agreement and from all obligations, liabilities, claims and demands howsoever arising under or in relation to the License Agreement. The Old Licensee covenants not to bring any suit, action or proceeding or make any demand or claim of any type against the Licensor relating to or in connection with the License Agreement or the relationship created thereby. Such release and discharge being without prejudice to the liabilities and obligation of the Licensor to the New Licensee under the License Agreement as novated by this Novation Agreement. Nothing in this provision shall affect the Licensor’s, Old Licensee’s or New Licensee’s right to make claims or bring an action for breach of this Novation Agreement.

1.5
The Old Licensee hereby assigns and transfers absolutely to the New Licensee all its rights, title and interests in the License Agreement including all correspondence, memoranda, drawings, samples, calculations, plans, specifications, models and other relevant documents and information pertaining to the services and work the Old Licensee provided under the License Agreement.

1.6	Notwithstanding any provisions to the contrary it is hereby agreed that:-
(a)
the words “Licensee shall acquire (either in freehold or by leasehold estate under a lease) and develop the Licensed Location and the Hotel” in clause 5(A)(1) of the License Agreement shall be deleted and replaced with the words “Licensee shall, or shall procure that its Affiliate shall, acquire (either in freehold or by leasehold estate under a lease or grant from the Macau SAR government) and develop the Licensed Location and the Hotel”;

(b)
the words “Licensee shall have the right to encumber, pledge, grant, or convey its rights, title and interest in and to its interests in this Agreement by way of a security agreement, a pledge and/or collateral assignment” in clause 5(C)(2)(a) of the License Agreement shall be deleted and replaced with the words “ Licensee shall have the right to encumber, pledge, grant, or convey its rights, title and interest in and to its interests in this Agreement by way of a security agreement, a pledge, collateral assignment and/or other form of security interest”; and

(c)
the words “Licensor will, upon Licensee’s written request and upon payment of the Technical Services Fee, render the following technical advisory services to Licensee during the Pre-Opening Period” in clause 5(H) of the License Agreement shall be deleted and replaced with the words “Licensor will, upon Licensee’s written request and upon payment of the Technical Services Fee, render the following technical advisory services to Licensee or, in case where Licensee’s Affiliate (rather than Licensee) acquires (either in freehold or by leasehold estate under a lease) and develops the Licensed Location and the Hotel, such Affiliate during the Pre-Opening Period”.

2.	DEEMED PAYMENTS
The New Licensee agrees with the Licensor that all previous payments made to the Licensor by the Old Licensee, and all previous performance by the Old Licensee, under the License Agreement shall for the purpose of this Novation Agreement be deemed to be payments and / or, as the case may be, performance made by the New Licensee.
3.	FURTHER ASSURANCE
Each party to this Novation Agreement shall at all times hereinafter and at their own cost and expense make, do and execute or cause to be made, done or executed all such acts, instruments, assurances and writings whatsoever as may be reasonable to perform or give effect to this Novation Agreement.
4.	COSTS AND EXPENSES
The New Licensee shall bear all the costs and expenses incurred by the Licensor arising out of or in connection with this Novation Agreement and all related documentation prepared in consequence of this Novation Agreement.
5.	ENTIRE AGREEMENT; NO WAIVER OF DEFAULTS AND FUTURE TRANSFERS
This Agreement is supplemental to the License Agreement. The terms and conditions of this Novation Agreement represent the entire agreement between the parties relating to the novation of the License Agreement and except as specifically supplemented by this Novation Agreement all the terms and conditions of the License Agreement remain in full force and effect. Except as specifically provided herein, no provision of this Novation Agreement, nor any action by Licensor prior to the date hereof, shall be construed as a waiver by Licensor of any right under the License Agreement or any other agreement or applicable law, including, without limitation, any right with respect to any default under the License Agreement. New Licensee understands and agrees that it shall not rely on this Novation Agreement as indicative of the position Licensor will take in future proposed transfers or assignments by New Licensee or its owners.
6.	GOVERNING LAW AND JURISDICTION
6.1	This Novation Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.
6.2	In the event of any dispute and/or disagreement arising in connection with this Agreement, the dispute resolution clauses as provided for in the License Agreement shall apply.

7.	CONFIDENTIALITY
Each of Old Licensee and New Licensee agrees to keep confidential and not disclose the existence or terms of this Novation Agreement or any agreement related hereto without the prior written consent of Licensor save that any such party shall be entitled to make such disclosure:
(a)	in connection with any proceedings arising out of or in connection with this Novation Agreement to the extent that either party may consider necessary to protect its interests;
(b)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise or pursuant to any law;
(c)	to its auditors or legal advisors or other professional advisers;
(d)	if required to do so by any applicable law or in order for such party to comply with its obligations under this Novation Agreement;
(e)	to its financiers, their agent or legal advisers; or
(f)	to a governmental, banking, taxation, stock exchange, securities or regulatory authority which has legal or other regulatory authority over the relevant party.

IN WITNESS whereof the parties hereto have executed this Novation Agreement the day and year first above written.

Signed by	)	Authorised signatory /s/ Jay Anthony Wolszcza
for and on behalf of Hard Rock Holdings	)	Full name Jay Anthony Wolszcza
Limited, acting by its	)
authorised signatory:-)
)
in the presence of:	)

/s/ Stephanie K. Barnes
Signature of Witness

Stephanie K. Barnes
Name:

Signed by	)	Authorised signatory /s/ Garry Saunders
for and on behalf of Melco Crown (COD))		Full name Garry Saunders
Developments Limited, acting by its	)
authorised signatory:-)
)
in the presence of:	)

/s/ Debbie Wong
Signature of Witness

DEBBIE WONG
Name:

Signed by	)	Authorised signatory /s/ Garry Saunders
for and on behalf of Melco Crown COD	)	Full name Garry Saunders
(HR) Hotel Limited, acting by its	)
authorised signatory:-)
)
in the presence of:	)

/s/ Debbie Wong
Signature of Witness

DEBBIE WONG
Name: